Exhibit 99.1

Contact:	Media:
Laura Hortas
Communications 609-252-4587
laura.hortas@bms.com

Tony Plohoros
Communications
609-252-7938
tony.plohoros@bms.com

BRISTOL-MYERS SQUIBB ANNOUNCES PRELIMINARY APPROVAL OF

SETTLEMENT IN SHAREHOLDER CLASS ACTION LITIGATION

NEW YORK, NEW YORK (Feb 9, 2006) -- Bristol-Myers Squibb Company (NYSE: BMY) announced today that U.S. District Judge Stanley Chesler has entered preliminary approval of a settlement agreement with plaintiffs in the consolidated securities class action litigation, pending in the U.S. District Court for the District of New Jersey, relating to the Bristol-Myers Squibb investigational compound, omapatrilat (VANLEV™).

Under the proposed settlement, Bristol-Myers Squibb will pay $185,000,000 to create a Settlement Fund to pay the claims of certain investors who purchased Bristol-Myers Squibb common stock during the period from October 19, 1999 through March 20, 2002. As previously disclosed, the Company has established a reserve in the amount of the Settlement Fund. The settlement also includes provisions regarding the Company’s commitment to the public disclosure of the results of certain clinical trials, and the registration of trials on an appropriate publicly-accessible database. The settlement was entered into without any admission of wrongdoing by the Company. Notice to potentially eligible claimants will be mailed out in early March 2006. The settlement is subject to certain conditions, including the District Court’s review and final approval at a fairness hearing, which is scheduled for May 11, 2006. There is no assurance that such conditions will be satisfied.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

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